As amended as of January 4, 1998


                     Management Incentive Compensation Plan




I.       Compensation Plan

         This Management Incentive Compensation Plan is administered by the Compensation and Organization Committee (the "Committee") of the Board of Directors of The Stanley Works ("Stanley" or the "Company"). Members of management and other key employees of Stanley and its affiliates are eligible to receive incentive compensation under this plan. Incentive compensation can be paid under this plan only when certain "performance goals" determined by the Committee in advance are attained. The business criteria upon which the performance goals are based are Core Net Earnings, Core Net Earnings Per Share, and Core Return On Capital Employed.

         The Committee determines the specific dollar amount of incentive compensation that may be awarded under this plan to each executive officer of Stanley and the chief executive officer determines the specific dollar amount of incentive that may be awarded under this plan to each other eligible employee of Stanley for a given year, provided that the aggregate amount of all awards paid to any employee under this plan in a single year cannot exceed one half of one percent of Stanley's Shareholders' Equity as of the last day of the preceding year. The Committee may, in its discretion and at any time, reduce the incentive compensation to be paid to any employee hereunder.


II.      Definition of Terms


         A. Core Net Earnings - Net Earnings of the Company, exclusive of restructuring charges, restructuring-related transition costs, and other unusual events, as set forth in the Company's annual report.

         B. Core Net Earnings Per Share - core net earnings divided by the average shares outstanding (basic), as set forth in the Company's annual report.

         C. Core Return On Capital Employed - core net earnings divided by adjusted capital employed, as set forth in the Company's annual report.

         D.    Salary - Base salary for the Plan Year.

         E.    Plan Year - The fiscal year of the Company.


III.     Limitations

         A. To be eligible to receive incentive compensation under this plan, the employee must be employed by the Company and rendering services at the end of the Plan


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               Year,  except in the case of retirement,  death, or disability or special circumstances as determined by the Chief Executive Officer, in which event incentive compensation shall be paid on the basis of that portion of the year for which services were rendered prior to such retirement, death, or disability. Periods of vacation will be considered periods during which services are being rendered.

         B. This plan does not constitute a contract between The Stanley Works and the employee. Participation in the plan in no way constitutes an employment agreement or guarantee of employment.

IV.      Definition of Change in Control

         For purposes of this Plan, a "Change in Control" shall be deemed to have occurred if

         A. any "person," as such term is defined in Section 3(a)(9) and modified and used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or any corporation owned, directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

         B. during any period of two consecutive years individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C) or (D) of this definition) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

         C. the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (with the exceptions specified in clause (A) of this definition) acquires 25% or more of the combined voting power of the Company's then outstanding securities; or

         D. the shareholders of the Company approve a plan of complete liquidation of the


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               Company  or an  agreement  for  the  sale or  disposition  by the
               Company of all or substantially all of the Company's assets.

V.       Pro-Rata Payment Following Change in Control

         Notwithstanding any of the preceding provisions of this plan, upon the occurrence of any Change in Control of the Company it shall be deemed, solely for purposes of this plan, that the employment of each individual who is covered under this plan for the Plan Year in which such Change in Control occurs has terminated on the date of such Change in Control by reason of retirement. As soon as may be practicable, each such individual shall be paid incentive compensation for such Plan Year in accordance with Section III(A) hereof but without the application of the discretion referred to in Section I; provided, however, that the calculation of such incentive compensation shall be based on Net Sales, Core Net Income, Core Earnings Per Share, and Core Return On Capital Employed and the employee's Salary during an abbreviated Plan Year which shall include only those fiscal months completed prior to the Change in Control for which Salary was paid to the individual; and provided further that all elements entering into such calculation shall be appropriately adjusted for such abbreviated Plan Year.

VI.      Payment of Previously Unpaid Amount Following Change in Control

         Notwithstanding any of the preceding provisions of this Plan, upon the occurrence of any Change in Control of the Company, if any incentive compensation which any individual earned under this Plan during any Plan Year which ended prior to the Change in Control has neither been paid to such individual nor credited to such individual's deferred account under The Stanley Deferred Compensation Plan for Participants in Stanley's Management Incentive Plans, such incentive compensation shall be paid to such individual immediately following the first date on which such incentive compensation can be calculated and shall in no event be paid later than the later of (I) the first March 1 following the Plan Year with respect to which such incentive compensation was earned or (ii) the fifteenth (15th) day following the Change in Control.



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